Exhibit 10.2

Energy Conversion Devices, Inc. Form of Performance Share Award Agreement
Participant:
Grant Date:                     , 20____
Target Number of Performance Shares:
This Performance Share Award Agreement (“Agreement”), dated as of the Grant Date, is entered into by and between Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and the Participant under the Company’s 2010 Omnibus Incentive Compensation Plan (the “Plan”). The purpose of the performance share award is to reward key members of the management leadership team for their contributions to the success of the Company in achieving its long-term performance goals.
Certain terms are set forth in Exhibit A and the performance goals for this award are set forth in Exhibit B. Exhibits A and B are part of this Agreement. The words “you,” “your,” and similar terms refer to the Participant to whom this Award is granted.
1. Definitions and the Plan. All capitalized terms that are not otherwise defined in this Agreement have the meanings set forth in the Plan, the text of which is incorporated into this Agreement by reference. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
2. Number of Shares.
(a) The target number of Performance Shares subject to this Agreement is set forth above. The actual number of Performance Shares to be paid will be based on the achievement of the performance goals, as described in Section 3, below. A “Performance Share” is an RSU and has a nominal value equal to the Fair Market Value of one Share.
(b) The number of Performance Shares shall be adjusted to reflect certain events affecting the Company’s capitalization in accordance with Section 5.7 of the Plan.
3. Vesting. The Performance Shares (i.e., your rights to receive Shares) in this Award are subject to forfeiture until they are earned and vested. You earn the Performance Shares based on the achievement of performance goals identified in Exhibit B, provided that you remain employed by the Company until the end of the applicable restriction period, as determined under Exhibit A (“Restriction Period”). Section 6, below, addresses the treatment of Performance Shares upon a termination of employment before the end of the Restriction Period, and Section 7, below, addresses the treatment of Performance Shares upon a Change of Control.

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4. Payment. The Shares represented by the vested Performance Shares shall be delivered to you by December 31 following the end of the applicable Restriction Period. Payment in Shares shall be subject to the Restrictions on Delivery and Resale set forth below. No partial Shares shall be paid; the number of Shares shall be rounded to the nearest whole number of Shares.
5. Rights of the Participant as Shareholder.
(a) This Agreement does not give you any rights of a stockholder. However, you will gain stockholder rights when Shares are transferred to you.
(b) You are eligible to receive payments equivalent to dividends or other distributions with respect to Performance Shares underlying Shares only if so indicated in Exhibit A of this Agreement. If so indicated in Exhibit A, any such payments shall be, as stated in Exhibit A, either (i) subject to forfeiture until the applicable Performance Shares vest and paid on the date of payment of the Performance Shares, or (ii) subject to forfeiture until the dividend or distribution date and paid on that date.
6. Termination of Service. If the Participant’s Termination of Employment occurs before the end of the applicable Restriction Period, except as provided in Section 7 or as provided by the Committee, the Participant’s Performance Shares shall be forfeited. For purposes of any severance plan that accelerates vesting upon a termination of employment, this Award shall be subject to the terms of such plan applicable to a performance-based award.
7. Change in Control. If a Change in Control occurs during the Restriction Period, the following shall occur:
(a) If, in connection with the Change in Control, each outstanding Share is converted into a class of shares that are publicly traded, there shall be substituted for each Share subject to the Performance Shares (as determined under subparagraph (c)), the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control. The Performance Shares shall remain an unfunded promise to pay shares on the payment date determined under this Agreement.
(b) If, in connection with the Change in Control, each outstanding Share is not converted into a class of shares that are publicly traded, in lieu of each Share subject to the Performance Share (as determined under subparagraph (c)), there shall be credited to a hypothetical account for the Participant on the date of the Change in Control a vested amount equal to the Fair Market Value of one Share immediately before the Change in Control, and such amount shall be increased by interest at a rate equal to 1% plus the prime rate as published by the Wall Street Journal on the date of the Change in Control (or, if not published on that date, on the most recent business day before the Change in Control, or, if not published on that date, as determined by the Committee immediately before the Change in Control), and shall be paid at the time specified in Section 4, except as follows: In the event of a “409A Change in Control,” the amount that otherwise would be credited to the Participant’s hypothetical account pursuant to the preceding sentence shall instead be paid to the Participant in a lump sum on the date of the Change in Control. For purposes of the preceding sentence, a “409A Change in Control” is a Change in Control (a) for which each outstanding Share is not converted into a class of shares that are publicly traded, and (b) which constitutes a change in control for purposes of Section 409A of the Code.

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(c) For purposes of subsections (a) and (b), the Shares subject to the Performance Shares shall be the target number of Performance Shares (determined without regard to the performance targets specified in Exhibit B) or, if higher, the number of Performance Shares determined based on the performance targets specified in Exhibit B, to the extent the Committee determines such amount before the Change in Control.
(d) The Performance Shares shall be paid at the time specified in Section 4, except as provided in subsection (b) above with respect to a 409A Change in Control, provided that the Participant either (i) continues to be employed by the Company until the end of the applicable Restriction Period, or (ii) the Participant’s Termination of Employment occurs following a Change in Control either by the Company or an affiliate of the Company other than for Cause (as defined below) or by the Participant for Good Reason (as defined below). For purposes of this subsection (d):
“Cause” means the occurrence of one or more of the following: (i) the Participant is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any of its affiliates, as determined by the Committee in good faith in its sole discretion, (ii) the Participant engages in a fraudulent act to the material damage or prejudice of the Company or any of its affiliates or in conduct or activities materially damaging to the property, business or reputation of the Company or any of its affiliates, all as determined by the Committee in good faith in its sole discretion, (iii) any material act or omission by the Participant involving malfeasance or negligence in the performance of the Participant’s duties to the Company or any of its affiliates to the material detriment of the Company or any of its affiliates, as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of any such act or omission, (iv) failure by the Participant to comply in any material respect with any written policies or directives of the Company or any of its affiliates, or the Participant’s material violation of the Company’s code of conduct, as determined by the Committee in good faith in its sole discretion, which has not been corrected by the Participant within 30 days after written notice of such failure, or (v) material breach by the Participant of any noncompetition agreement with the Company or any of its affiliates, as determined by the Committee in good faith in its sole discretion. If the Participant is subject to a written employment agreement with the Company or any of its affiliates, “Cause” has the meaning set forth in such employment agreement.

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“Good Reason” means, without the consent of the Participant: (A) any material diminution in the Participant’s base pay; (B) any material diminution in the Participant’s authority, duties or responsibilities; or (C) a material change in the Participant’s office location (which, for this purpose, means a change of more than 50 miles). For the avoidance of doubt, “Good Reason” does not occur solely because the Company ceases to be publicly traded. In addition, a Participant does not terminate for Good Reason unless (A) the Participant gives the Vice President-HR (or, if the Participant is the Vice President-HR, the Chief Executive Officer or General Counsel of the Company) written notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) the Participant terminates within one year following the initial existence of the condition.
8. Withholding.
(a) The Company may be required to withhold income and employment taxes when it pays amounts or delivers Shares following a Restriction Period. To the extent that the Performance Shares are settled in Shares, the Company may not issue Shares until it determines that such withholding obligation has been satisfied. Pursuant to the Company’s mandatory share withholding policy effective June 1, 2010 applicable to eligible participants in the United States, the Company will retain Shares otherwise to be issued to you to cover the required income and employment taxes when it delivers Shares following a Restriction Period. Eligible participants outside of the United States will be required to pay the Company an amount sufficient to satisfy the withholding obligation and the Company may not issue Shares until it determines that such withholding obligation has been satisfied.
(b) You remain responsible at all times for paying any federal, state, and local income and employment taxes with respect to this Award. The Company is not responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to you (or your beneficiary) pursuant to this Agreement, whether as a result of failing to make timely payments of tax or otherwise.
9. Nontransferability.
(a) Unless the Committee or its designee determines otherwise, you may not transfer the Performance Shares awarded under this Agreement.
(b) Unless otherwise required by law, your rights and interests under this Award may not be subject to lien, obligation, or liability.
10. Additional Restrictions on Delivery and Resale. Shares that are otherwise due to be provided under this Agreement shall not be delivered (if this Award is to be settled in Shares) and you may not sell any Shares awarded under this Agreement at a time when lifting the restrictions or sale of the Shares would be prohibited under any applicable federal, state, local, or exchange laws, rules, or regulations (“Applicable Law”). If payment is delayed pursuant to this Section 10, payment shall be made no later than the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation of Applicable Law.

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11. Recoupment. The Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require, and the Participant shall pay, reimbursement to the Company of the gain realized on the Award where all of the following factors, as determined by the Board (and whose determination shall be conclusive), are present: (a) the gain realized on the Award was attributable, at least in part, to the achievement of certain financial results that were subsequently the subject of a restatement, (b) the Participant engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) the Participant would have received less or no gain with respect to the Award based upon the restated financial results. In each such instance, the Participant shall pay to the Company the entire gain realized by the Participant on the Award, plus a reasonable rate of interest. For purposes of this Section, a Participant’s gain realized on the Award is the Fair Market Value (determined without regard to the restatement) of the Shares on the Vesting Date.
12. Notices.
(a) Any notice from you to the Company must be in writing and shall be deemed effective when it is received by the Company at the Company’s principal office.
(b) Any notice from the Company to you must be in writing and shall be deemed effective when it is personally delivered to you or when it is deposited in the U.S. Mail, with postage and fees prepaid.
13. Not an Employment Contract. This Agreement is not an employment agreement and does not give you any right to continued employment (or other service relationship) with the Company or any of its affiliates. Unless provided otherwise in a written agreement between you and the Company or an affiliate of the Company, your employment (or other service relationship) is “at will” and may be terminated at any time and for any reason.
14. Governing Law. This Agreement shall be governed by and interpreted in accordance with Delaware law, without regard to any principles of Delaware law that might direct resolution to the laws of a different jurisdiction.
15. Severability. If any provision in this Agreement is determined to be unenforceable or invalid, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.
16. Waiver. The waiver by you or the Company or any of its affiliates of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

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17. Interpretation and Construction. This Agreement shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
18. Headings. The headings in this Agreement are provided solely as a convenience to facilitate reference. The headings shall not be relevant for purposes of construing or interpreting any part of this Agreement.
19. Entire Understanding. This Agreement and the Plan constitute the entire understanding between you and the Company and its affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.
20. Code Section 409A. This Agreement is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Payments made on account of a Termination of Employment shall be made upon a “separation from service” within the meaning for Section 409A of the Code.

ENERGY CONVERSION DEVICES, INC.

By:
Title:
I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature

Participant’s Name

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EXHIBIT A
TERMS AND CONDITIONS
Performance Share Award Agreement
under the Energy Conversion Devices, Inc.
2010 Omnibus Incentive Compensation Plan
Pursuant to the Agreement above, Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), grants to you Performance Shares with respect to shares of its common stock (the “Shares”). The terms and conditions of the Award are set forth in this Exhibit A, and in the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”).

Form of Payment	For each vested Performance Share, you shall receive one Share. (No partial Shares shall be paid; the number of Shares shall be rounded to the nearest whole number of Shares.)

Restriction Period	The Restriction Period shall begin on and end on .

Performance Shares are subject to both the performance goals set forth in Exhibit B as well as your continued employment with the Company until the expiration of the Restriction Period, except as otherwise provided in the Agreement.
My initials at the end of this Exhibit A indicate that I understand and agree to the terms and conditions set forth in this Exhibit A, the Agreement, and the Plan.
Initials:
Date:

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EXHIBIT B
Performance Targets